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                          Exhibit 10.16 - OEM Agreement


                             Topic(R) OEM Agreement
                                     between
                                  VERITY, INC.
                              1550 Plymouth Street
                             Mountain View, CA 94043

                                       and

                                Opis Corporation
                                   "LICENSEE"

                                    Address:

                               1101 Walnut Street
                           Des Moines, Iowa 50309-3425

1. DEFINITIONS. Certain of the defined terms used in this Agreement are as follows:

      1.1. "SOFTWARE" shall mean the computer software, in object code form only, which Verity owns or has the right to license to Licensee under this Agreement, including the Development Software and the Run-Time Software, for use in connection with the Application. The specific Verity products incorporating the Software to be licensed to Licensee are listed in Exhibit A.

      1.2. "RUN-TIME SOFTWARE" shall mean the portion of the Software which must be incorporated in the Application to execute the search, retrieval and other functionality of the Software.

      1.3. "DEVELOPMENT SOFTWARE" shall mean the tools and other portions of the Software (including, without limitation, LIBVDL(#).LIB and LIBVDL(#).a code) which are used to incorporate the Run-Time Software in the Application and enable the Run-Time Software to provide search, retrieval and other functionality within the Application.

      1.4. "DOCUMENTATION" shall mean the documentation, instructions and user's guides, including updates thereto, relating to the Software, whether in printed or electronic format, provided by Verity to Licensee for the purposes of this Agreement.

      1.5. "APPLICATION" shall mean one and/or all of the three software application programs, including content or data owned or licensed by Licensee from third parties, which is developed by Licensee with the use of the Development Software and which executes the Run-Time Software for the purposes described in Exhibit C. Each of such three Applications shall embed only one of the three types of Run-Time Software licensed hereunder (TDK Basic Engine, TDK Advanced Engine, or Topic Enterprise Server, as further described in Exhibit A). The Application shall not provide direct or exposed access to the development tools or capabilities of the Development Software. The Application shall access, modify, and/or manipulate only those Collections which it creates.

      1.6. "COLLECTIONS" shall mean the data structures created by Software and required for the Run-Time Software to operate.

      1.7. "PLATFORM" shall mean a binary compatible combination of hardware and operating system software supported by Verity that will run the Software and the associated Application. The supported Platforms upon which Licensee may operate the Software and the Application are set forth in Exhibit C.

      1.8. "TERRITORY" shall mean worldwide.
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2. LICENSE GRANT.

      2.1. Appointment of Licensee. Verity hereby appoints Licensee as a Topic(R) OEM and, subject to the terms and conditions of this Agreement, grants to Licensee certain rights to the Software during the term of the Agreement, as set forth below. The parties acknowledge that the Software may contain software licensed by Verity from third parties (the "Verity Licensors"). Accordingly, as a condition of this Agreement, Licensee will be required to execute the Third Party Licensor Addenda, if any, noted on Exhibit A.

      2.2. The Development Software.

            2.2.1. Development of Application. Verity grants Licensee a nonexclusive and nontransferable right to use the Development Software on the Platforms at Licensee's locations solely in the Territory and solely for internal development of the Application and related internal demonstration and training of its personnel. In connection with such use, Licensee shall have the right to make a reasonable number of copies of the Development Software for normal backup and archival purposes only.

            2.2.2. Verity Data Access Standards. To enable Verity to develop and market applications that access and enhance Collections created by the Application, Licensee will develop the Application in conformance with the Verity Data Access Standards set forth in Exhibit D. If the development of a software gateway is necessary to enable such access by Verity applications, then Licensee will develop and maintain such a gateway in accordance with the time schedule and specifications set forth in Exhibit D, and Licensee hereby grants to Verity a perpetual and exclusive, worldwide license to use the executable implementation of any such gateway.

      2.3. Application Distribution. Verity grants to Licensee a nonexclusive and nontransferable right to use, market, reproduce and distribute the Run-Time Software solely as an embedded component of the Application and only in the Territory. Licensee's right to distribute the Application is limited to those persons who sublicense the Application for their own business or personal use ("End Users") and those persons who only have the right to redistribute to End Users the Application in the same form as provided by Licensee without any right of reproduction or any right to use the Application except as an End User ("Resellers"). To help assure quality, the Application may only be licensed for use on the Platforms. Licensee acknowledges that Licensee has no right to use, or sublicense others to use, the Software of any dial-up, remote access, interactive or other on-line service unless specifically authorized in an amendment to this Agreement executed by Verity. The foregoing sentence is not intended to restrict Licensee's End Users from accessing the Collections via remote network.

      2.4. Documentation. Verity grants Licensee a nonexclusive and nontransferable right and license to use and reproduce the Documentation solely to distribute the End User portions of the Documentation in the Territory with the Application and for use internally by Licensee's personnel in the Territory in connection with the support of the Application.

      2.5. Sublicense Right.

            (a) Reproduction. Licensee may sublicense its right to reproduce the Application and the Documentation only to subcontractors in the Territory who agree in writing to be bound by the terms of this Agreement, including, but not limited to, Section 9 ("Confidentiality"). Licensee and its subcontractors will ensure that each copy of the media containing the Software is manufactured under a quality assurance program designed to ensure that there is no virus or other embedded device or code in the Software (e.g., back door, time bomb, Trojan Horse or worm) that is intended to obstruct or prevent use of the Software.

            (b) Sublicense Agreements. Any distribution of the Application shall be accomplished under a license agreement ("Sublicense Agreement") between the Licensee and the person to whom the distribution is made. Each Sublicense Agreement pertaining to a distribution to a Reseller (including Resellers through multiple tiers of distribution) shall be signed by the Reseller and shall contain terms and conditions at least as protective of Verity's proprietary rights as the applicable provisions of Section 2.3 (other than the right to reproduce), 7, 8.1, 9, 10 (disclaimer only), 13, 15.4, 15.6 and 15.7. Any Sublicense Agreement pertaining to a distribution to an End User may be through a shrink-wrap substantially in the form attached Exhibit E, so long as the End User is required to


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take an affirmative act of consent to the terms of such shrink-wrap by opening the Application package or clicking a button to initiate installation only after an opportunity to view the applicable terms and conditions. Licensee will promptly notify Verity of any violation of a Sublicense Agreement of which it becomes aware, and will take commercially reasonable efforts to enforce each Sublicense Agreement with at least the same degree of diligence used in enforcing similar agreements governing end users of Licensee's own products. Such Sublicense Agreements shall also state that Verity is a third party beneficiary of such agreements with respect to provisions relating to use of the Application, and that such provisions are also enforceable by Verity.

      2.6. Sample Applications. Licensee agrees to deliver to Verity ten (10) copies of the Application upon the first commercial shipment of the Application. Licensee grants to Verity a worldwide, nonexclusive, nontransferable, royalty-free and fully-paid right and license solely to use such copies internally and to demonstrate such copies to existing and potential customers for marketing purposes.

3. TERM. This Agreement shall remain in effect for an initial term of two (2) years from the Effective Date, unless terminated earlier in accordance with
Section 14. The Agreement will renew automatically for successive one (1) year terms unless written notice of termination is received by either party at least sixty (60) days prior to the end of the then-current initial term or renewal term.

4. LICENSE AND OTHER FEES. Fees (including sublicense fees) for the Software and for all related support, training and other services offered by Verity are set forth in Exhibit A. Licensee will pay all applicable shipping charges and sales, use, excise and similar taxes (except for taxes based upon Verity's net income). All amounts required to be paid to Verity hereunder shall be paid within thirty
(30) days from the date of Verity's applicable invoice.

5. SOFTWARE SUPPORT AND TRAINING.

      5.1. Internal Software Support. During the term of this Agreement, Licensee shall obtain Software support, as further described in Exhibit B, from Verity for the purpose of Licensee's provision of support to its End Users and Resellers. All items delivered by Verity in providing such support, including Error Corrections and Software Updates, shall be deemed to become a part of the applicable Software and shall be subject to all terms and conditions of this Agreement.

      5.2. Second-Line Software Support. Licensee is responsible for providing front-line support to its End Users and Resellers with respect to Software installation, on-going technical support, training and consultations relating to the Application. Any direct request to Verity for support services by the Licensee's End Users or Resellers will be referred to Licensee.

      5.3. Training. Licensee is required to send, at a minimum, one (1) technical employee to Verity's technical training program within ninety (90) days of the Effective Date of this Agreement, or, if no training class is available during such ninety (90) day period, as soon as such class becomes available. At all times during the term of this Agreement, Licensee shall maintain employment of at least one (1) employee who has received such training. Licensee shall be responsible for travel and other out-of-pocket expenses of its employees.

6. ORDERING AND DELIVERY OF SOFTWARE. All orders for Software or other products or services issued by Licensee shall be deemed subject to this Agreement and shall specify the quantity ordered, the discounted price, Platform, and the shipping address thereof. Licensee understands and agrees that any additional terms and conditions of the Licensee's order shall be void and of no effect. No orders shall be binding until the earlier of Verity's written confirmation or shipment. Upon receipt of Licensee's initial purchase order, Verity shall deliver to Licensee (i) the number of copies of Verity products comprising the Software described on Exhibit A, (ii) one (1) golden master copy of the Run-Time Software on magnetic media and (iii) one (1) copy of the Documentation in both printed and electronic form. Verity shall deliver to Licensee one (1)copy of any Error Corrections or Software Updates to the Software on magnetic media and one
(1) copy of each of the applicable Documentation in both printed and electronic form, if any, promptly upon distribution by Verity of such Error Corrections and Updates to other Verity OEMs. All shipments shall be FOB shipping point. All orders delivered shall be deemed accepted by Licensee upon delivery.


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7. RECORDS AND REPORTS. Licensee shall keep complete and accurate records relating to its use and marketing of the Application in accordance with standard business practices in the computer industry and generally accepted accounting principles. Within thirty (30) days after each calendar quarter, Licensee shall provide Verity with a written sales report in the form supplied by Verity. Such reports shall, at a minimum, contain information detailing each Application distributed for the applicable reporting quarter, including (i) the number of copies sold during the reporting period and the location of distributions (county or state), broken down by month and on a cumulative basis; (ii) an accounting of the sublicense fees associated with such copies; and (iii) second-line support fees due to Verity associated with such copies. In addition, upon Verity's request not more than once per quarter, Licensee shall provide non-binding monthly sales reports to Verity within fifteen (15) days after the end of the applicable month. To assure compliance with the payment and reporting requirements of this Agreement, Verity or its independent auditors may inspect, at Verity's expense and on Licensee's premises, Licensee's applicable records from time to time, but no more frequently than once per year. In the event any inspection of Licensee's records indicates an underpayment of an amount equal to or greater than five percent (5%) of any amounts due hereunder, Licensee shall promptly reimburse Verity for all reasonable expenses associated with such inspection along with the deficient amounts.

8. TITLE, USE OF TRADE NAMES AND TRADEMARKS.

      8.1. Proprietary Rights. Title and ownership of all proprietary rights in the Software, including any copyright, patent, trade secret, trademark or other intellectual property rights, are and will at all times remain the property of Verity and the Verity Licensors. Licensee agrees not to remove or obliterate any copyright, trademark or proprietary rights notices of Verity or the Verity Licensors from the Software or Documentation and shall reproduce all such notices on all authorized copies of the Software or Documentation. Licensee shall not modify, translate, disassemble, decompile, reverse engineer or cause or allow discovery of the source code of the Software in any way. In addition, Licensee shall include a copyright notice in the start-up or "About" screen of the Application indicating that portions of the Application include technology used under license from Verity, Inc.

      8.2. Trademarks. Verity hereby grants to License a non-exclusive, limited license to use the applicable Trademarks solely as permitted in this Agreement. Licensee agrees to cooperate with Verity in facilitating Verity's monitoring and control of the nature and quality of such products and services, and to supply Verity with specimens of use of the Trademarks upon request. Licensee understands and agrees that the use of any Trademark in connection with this Agreement shall not create any right, title or interest, in or to the use of the Trademark and that all such use and goodwill associated with the Trademark will inure the benefit of Verity. Licensee agrees not to register or attempt to register any Trademarks.

      8.3. Branding; Cooperative Efforts. Licensee agrees to the following additional co-marketing obligations:

            (a) Licensee will make good faith efforts to provide all reasonable marketing treatment and opportunities to Verity as it provides to other substantially similar vendors and product partners of Licensee;

            (b) Licensee will, during the term of the Agreement, set up and use Verity search technology as the default search, if any, used from Licensee's home page. Licensee will also feature the Verity logo on the Licensee home page. In addition, on any page where a text search may be invoked, Licensee will prominently denote that it uses Verity technology and search engine for all text searching.

            (c) Licensee will provide a hot link from Licensee's home page for the Application to the Verity home page;

            (d) Licensee and Verity agree to issue a joint and mutually agreed upon press release announcing the project involving the Application ("Project") and Verity's participation and value not more than 30 days from the execution of this Agreement. Licensee will prominently feature Verity in all press announcements regarding the joint Verity and Opis Project and have Verity's brand identity and logo included in announcement materials and programs associated with the introduction of the Application to the trade press and potential customers of Licensee; and


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            (e) Licensee will cooperate with and support Verity in its press release materials, and provide reasonable efforts in support of an event, if any, sponsored by Verity to highlight its inclusion as a key technology within the Application.

9. CONFIDENTIALITY. Each party shall hold in confidence all materials or information disclosed to it in confidence hereunder ("Confidential Information") which are marked as confidential or proprietary, or if disclosed verbally, reduced to writing and marked confidential within thirty (30) days after the date of disclosure. Confidential Information shall also include any new product information or the results of any bench mark or similar tests on the Software, which may adversely affect Verity, conducted by Licensee or divulged by Licensee to Verity. Each party agrees to take precautions to prevent any authorized disclosure or use of Confidential Information consistent with precautions used to protect such party's own confidential information, but in no event less than reasonable care. The obligations of the parties hereunder shall not apply to any materials or information that is or becomes a part of the public domain through no act or omission of the receiving party or which is independently developed by the receiving party.

10. WARRANTY. Verity warrants to Licensee that for a period of ninety (90) days from the date of delivery of the Software to Licensee that the Software used by Licensee shall substantially perform in accordance with Verity's applicable Documentation. Licensee's sole and exclusive remedy shall be for Verity to modify or correct the Software or, if Verity is unable to provide a reasonable work-around for the error, Verity will accept the return of the defective Software in Licensee's possession and Verity will refund the license fees paid by Licensee for such Software. This warranty shall not apply to any Software which has been modified by Licensee or by any party other than Verity, or which has been improperly installed or used in any manner other than as authorized under this Agreement, EXCEPT AS SET FORTH IN THIS SECTION, VERITY AND VERITY LICENSORS MAKE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. The Software is warranted only to Licensee, and Licensee shall not extend any warranties for or on behalf of Verity or Verity Licensors to End Users, Resellers, or any other third parties.

11. INFRINGEMENT AND INDEMNIFICATION.

      11.1. By Verity. Verity agrees to indemnify and hold Licensee harmless from all liability (cost and expenses), settlements agreed to by Verity and all costs and direct damages awarded to a third party to the extent they arise out of a claim that the software as delivered to Licensee infringes a U.S. copyright, U.S. patent, or trade secret under U.S. law of a third party. Such obligation is subject to the following conditions (i) Licensee shall notify Verity in writing within thirty (30) days of the date Licensee first becomes aware of a claim; (ii) Verity has sole control of the settlement, compromise, negotiation and defense of any such action; and (iii) Licensee gives Verity all reasonably available information, assistance and authority, at Verity's reasonable expense, to enable Verity to do so. Verity may, at its option, obtain the right to continued use of the Software, substitute other equivalent software, or modify the Software so its is no longer infringing, or, if none of the foregoing remedies are available, terminate Licensee's right to the allegedly infringing Software and refund to Licensee the amount which Licensee has paid for such Software, depreciated on a straight-line basis over a five-year period. The foregoing indemnity shall not apply to any infringement claim arising from Software which has been modified by parties other than Verity or use of the Software in conjunction with other software or hardware where use with such other software or hardware gives rise to an infringement claim. THE FOREGOING STATES LICENSEE'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS OF ANY KIND, AND VERITY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF NONINFRINGEMENT.

      11.2. By Licensee. Licensee agrees to indemnify and hold Verity harmless from all liability (costs and expenses), settlements agreed to by Licensees and all costs and direct damages awarded to a third party to the extent they arise out of a claim that the portions of the Application other than the Software ("Licensee Product") infringes a U.S. copyright, U.S. patent or trade secret under U.S. law of a third party. Such obligation is subject to the following conditions (i) Verity shall notify Licensee in writing within thirty (30) days of the date Verity first becomes aware of a claim; (ii) Licensee has sole control of the settlement, compromise, negotiation and defense of any such action; and (iii) Verity gives Licensee all reasonably available information, assistance and authority, at Licensee's reasonable expense, to enable Licensee to do so. Notwithstanding the foregoing, Licensee shall have no liability for nor shall Licensee indemnify Verity against any infringement claim based solely on the Software or any


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infringement claim that could have been avoided by use of software other than the Software. THE FOREGOING STATES THE ENTIRE AND EXCLUSIVE OBLIGATION OF LICENSEE TO VERITY RELATING TO ANY ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

12. LICENSEE INDEMNIFICATION. Licensee shall defend, indemnify and hold harmless Verity and Verity Licensors from and against any claims by a Reseller, End User, or other party arising out of (i) the operation or use of the Application, (ii) Licensee's or a Reseller's failure to obtain a valid Sublicense Agreement or
(iii) except as permitted by this Agreement, Licensee's making representations or warranties regarding the Software to End Users, Resellers or other third parties.

13. LIMITATION OF LIABILITY. VERITY'S AND VERITY LICENSORS' AGGREGATE LIABILITY UNDER ANY CLAIMS ARISING OUT OF THIS AGREEMENT SHALL NOT EXCEED THE FEES PAID BY LICENSEE TO VERITY DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THE INITIAL EVENT RESULTING IN SUCH CLAIMS. VERITY AND VERITY LICENSORS WILL NOT BE LIABLE FOR LOST PROFITS OR FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF THE FORM OF ACTION, EVEN IF VERITY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14. TERMINATION. This Agreement may be terminated earlier by either party on sixty (60) written days notice to the other party if the other party fails to materially perform any obligation hereunder and such failure is not cured within such sixty (60) day period; provided, however, that either party may terminate this Agreement immediately upon delivery of notice in connection with any breach by the other of Section 2 or Sections 8.1 or 82. Upon termination or expiration, Licensee's licenses hereunder shall terminate, all open orders shall automatically terminate, and Verity shall have no obligation to fill such orders. In such event, Licensee shall immediately cease using, marketing, reproducing and distributing the Software and shall return all copies thereof to Verity (except for Applications which are finished goods already in the distribution channel and not in Licensee's possession or direct control), along with a certification signed by an officer of Licensee that no copies have been retained by Licensee for any purpose whatsoever. However, if the Agreement terminates or expires for any reason other than Verity's termination of Licensee in accordance with this Section, Licensee shall have the right to distribute all copies of the Software paid for hereunder which are then in its inventory on the effective date of termination (which amount shall not exceed Licensee's average monthly inventory of the Application for the twelve months preceding the termination date); and Licensee shall have the right to continue to use the Software internally at no additional charge upon execution of Verity's then-current applicable end user agreement to support End User customers who have valid Sublicense Agreements in effect on the effective date of termination. The obligations of each party under Sections 4, 7, 8.1, 9, 10, 11, 12, 13, 14 and 15 shall survive termination or expiration of this Agreement.

15. MISCELLANEOUS.

      15.1. No Assignment. Neither party may transfer or assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

      15.2. Notices. Any notice required under this Agreement shall be given in writing and shall be deemed effective upon delivery to the party to whom addressed by (i) express courier upon written verification of actual receipt or
(ii) facsimile upon confirmation of receipt generated by the sending device. All notices shall be sent to the applicable address on the cover page hereof or to such other address as the parties may designate in writing, with a copy to the president and to the legal department of such party.

      15.3. Governing Law. This Agreement shall be governed and interpreted by the laws of the State of California. The parties agree that the United Nations Convention on Contracts for the International Sales of Goods in specifically excluded from application to this Agreement. In any legal action relating to this Agreement, Licensee agrees to the exercise of jurisdiction over Licensee by a state or federal court in Santa Clara County, California. In the event an action is brought to enforce any provision or declare a breach of this Agreement, the prevailing party shall be entitled to recover, in addition to any other amounts awarded, reasonable legal and other related costs and expenses, including attorney's fees, incurred thereby.


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      15.4. Injunctive Relief. It is expressly agreed that a material breach of this Agreement will cause irreparable harm to Verity and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, Verity and/or Verity Licensors shall be entitled to injunctive relief against Licensee in the event of any threatened or actual violation of any or all provisions in this Agreement.

      15.5. Independent Contractor. Licensee is an independent contractor, and nothing in this Agreement shall be deemed to create a joint venture, partnership, or agency relationship between the parties. Neither party has the right or authority to assume or create any obligation or reasonability on behalf of the other.

      15.6. Export. Licensee agrees that it will not export or reexport the Software or the Application without the appropriate United States Government or any other government licenses. Verity acknowledges that as of the execution of this Agreement, to its knowledge, the Topic Tools Developer's Kit and Topic Enterprise Server products licensed hereunder as Software are not under special restrictions with respect to the foregoing in addition to those restrictions imposed on similar software and technical information.

      15.7. Government End Users. The Software (a) was developed at private expense, is existing computer software and no part of it was developed with government funds, (b) is a trade secrete of Verity for all purposes of the Freedom of Information Act, (c) is commercial computer software submitted with only those rights provided in Verity's then-current standard end-user license agreement, (d) in all respects is proprietary data belonging solely to Verity,
(e) is unpublished and all rights are reserved under the copyright laws of the United States. For units of the Department of Defense (DoD) this Software is licensed only with those rights specified in Verity's then-current standard End User license agreement, and use, duplication or disclosure of the Software is subject to the restrictions set forth in such end-user license agreement.

      15.8. Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money on account of strikes, riots, insurrection, fires, floods, storms, earthquakes, acts of God, war, governmental action, labor conditions, or any other cause which is beyond the reasonable control of such party.

      15.9. Entire Agreement. If any portion of this Agreement is determined to be or becomes unenforceable or illegal, such portion shall be deemed eliminated and the remainder of this Agreement shall remain in effect in accordance with its terms as modified by such deletion. No waiver of any breach of this Agreement shall be effective unless in writing, nor shall any breach constitute a waiver of any subsequent breach of any provision of this Agreement. This Agreement (including all Exhibits) contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements, negotiations, proposals and communications between the parties. Moreover, this Agreement shall replace and supersede any Verity end user license agreement included with the package of any Software used by Licensee.

The foregoing is agreed to effective as of the last execution date below:

VERITY, INC.                             LICENSEE

By:                                      By:  Opis -  /s/  Sallene M. Richer
   ---------------------------------        --------------------------------

Name:                                    Name:  Sallene M. Richer
     -------------------------------          ------------------------------

Title:                                   Title:  President
      ------------------------------           -----------------------------

Date:                                    Date:    5/28/96
     -------------------------------          ------------------------------


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VERITY CORPORATION

OEM Agreement (Standard OEM)
--------------------------------------------------------------------------------

                                  EXHIBIT A
                            FEES FOR STANDARD OEM


1. LICENSED SOFTWARE. Topic Tools Developer's Kit (Basic Engine (with versions utilizing stemmers and thesaurii in French, German and Spanish languages) and Advanced Engine as defined below), Topic Enterprise Server

2. LIMITED INTERNAL USE LICENSES. The following are licensed hereunder for internal development:

      Product                         Quantity     Platforms                     Discounted Price
      -------                         --------     ---------                     ----------------
      Topic Tools Developer's Kit     1            Windows 3.x, NT, and 95        $  495.00
                    (Basic Engine*)

      Topic Tools Developer's Kit     1            Windows 3.x, NT, and 95        $  495.00
                 (Advanced Engine*)

      Topic Enterprise Server         1            Windows 3.x., NT, and 95       $  495.00

-------------------------------------------------------------------------------------------------

      Total Up-front, one-time, nonrefundable, nonrecoupable license fees
      ("License Fee"):                                                            $1,485.00
      Total first year maintenance fees for such Software ("Initial
      Maintenance Fee"):                                                          $2,990.00
-------------------------------------------------------------------------------------------------
      Total Upfront, nonrefundable fees due upon execution of the Agreement:      $4,475.00


* The Topic TDK Basic Engine includes boolean, phrase, sentence, paragraph, many, accrue, wild care, basic zone searching, thesaurus (English only), stemming (English only), and ODBC gateway, and is limited to ASCII documents only and limited to 12 Collections only. For purposes of this Agreement, Topic TDK Basic Engine may also include versions utilizing stemmers and thesaurii in French, German and Spanish languages (each, a "Localized TDK Basic Engine").

** The Topic TDK Advanced Engine includes in addition proximity, density, Topics, client profiling, international stemming (for those countries supported by Verity), and international thesaurus (for those countries supported by Verity), and is limited to 128 Collections. If and when commercially available, the Topic TDK Advanced Engine may in the future include advanced zone searching incorporating HTML and SGML attributes, clustering and summarization.

3. SUBLICENSE FEE: The sublicense fee ("Sublicense Fee") will be calculated as follows:

      (i) three percent (3%) of the Net Sales for any and all Applications incorporating any Run-Time Software of the TDK Basic Engine (non-localized), with a minimum Sublicense Fee owed to Verity of Ten Dollars ($10) per copy of such Application distributed or used for internal business or other productive purposes, or four percent (4%) of the Net Sales for any and all Applications incorporating any Run-Time Software of the Localized TDK Basic Engine, with a minimum Sublicense Fee owed to Verity of Thirteen Dollars ($13) per copy of such Application distributed or used for internal business or other productive purposes;

      (ii) ten percent (10%) of the Net Sales for any and all Applications incorporating any Run-Time Software of the TDK Advanced Engine, with a minimum Sublicense Fee owed to Verity of Twenty-Five Dollars ($25) per copy of such Application distributed or used for internal business or other productive purposes; and

      (iii) ten percent (10%) of the Net Sales for any and all Applications incorporating any Run-Time Software of the Topic Enterprise Server, with a minimum Sublicense Fee owed to Verity of Five Hundred Dollars ($500) per copy of such Application distributed or used for internal business or other productive purposes.


                                    Page A-1

"Net Sales" shall mean gross sales less any applicable taxes, shipping charges and returns. Upon execution of this Agreement, Licensee shall pay to Verity a non-refundable Sublicensee Fee prepayment ("Prepaid Sublicense Fees") of $55,525.00, payable as follows: $15,000 upon execution of the Agreement, $15,000 on or prior to July 15, 1996, and $30,000 on or prior to August 15, 1996.

The Prepaid Sublicense Fees shall be credited against copies of the Run-Time Software distributed by Licensee. Upon exhaustion of the Prepaid Sublicense Fees, Licensee shall pay all Sublicense Fees or other sublicense related fees within fifteen (15) days of the last day of each calendar quarter during which Licensee distributed the Run-Time Software, accompanied by the sales report described in Section 6.2 of the Agreement.

Licensee shall have the right to use internally, free of charge, up to 25 copies of the Run-Time Software of the TDK Basic Engine, 25 copies of the Run-Time Software of the TDK Advanced Engine, and 1 copy of the Run-Time Software of the Topic Enterprise Server solely as necessary to support of End Users.

2. EVALUATION COPIES: Notwithstanding Paragraph 4 above, Verity grants Licensee the right to provide evaluation copies of the Application ("Evaluation Copies") to End Users. Each Evaluation Copy shall be limited to an evaluation period of sixty (60) days from receipt by the End User, after which such Evaluation Copy shall be automatically disabled by means of a timebomb expiration mechanism. The End User shall be authorized to use the Software solely for evaluating its applicability to its requirements and shall not be for any commercial or private benefit use. Licensee shall only provide Evaluation Copies only to End Users who have executed a written evaluation agreement substantially similar to Verity's Standard Evaluation Agreement, a copy of which will be provided to Licensee upon written request. Licensee shall include the following information with each order for an Evaluation Copy: (i) Software name; (ii) End User's platform; (iii) the make/model, operating system/version of End User's computer; and (iv) the media type of the Evaluation Copy. The license fee for each Evaluation Copy of the Software shall be Licensee's price charged, if any, for such Evaluation Copy less the following discount:

EVALUATION COPY DISCOUNT:     90%

3. DEVELOPMENT SOFTWARE REFERRAL COMMISSIONS. Licensee is eligible to receive a commission in the amount specified below based on the net amount paid to Verity for any Development Software license orders from End Users referred to Verity. The referral qualifies for a commission payment upon completion of all of the following: (i) Development Software is installed on the same CPU as the Licensee's Application; (ii) Verity receives an executed end user license agreement from the End User; (iii) payment is received by Verity from the End User; (iv) Licensee completes a Verity Commission Request Form and such form is approved by Verity prior to delivery of the Software; (v) the Licensee's marketing efforts preceded the license grant; (vi) End User is a new customer to Verity and is generating new license revenue to Verity and (vii) Licensee is current on all amounts owed to Verity. The commissions to be paid to Licensee shall be in the following amount:

DEVELOPMENT SOFTWARE LICENSE COMMISSION:        10%

4. INTERNAL SUPPORT: The annual fee for internal support for each copy of the Software used by Licensee shall be based on Verity's then-current list price for the Software used internally multiplied by the following rate:

      INTERNAL SUPPORT FEE RATE:    18%

      Except that the rate for each Topic Tools Developer's Kit (including basic and advanced engines) and each Topic Enterprise Server shall be $1,495.00 per year per platform. Therefore, the first year's maintenance fee for the Software licensed herein shall be $2,990.00.

Such fee shall be invoiced by Verity annually, at the beginning of the initial term and each renewal term of the Agreement.

5. SECOND-LINE SUPPORT: Licensee shall pay Verity an annual fee for second-line support in the amount of ten percent (10%) of Sublicense Fees accrued for all new customers and all customers renewing annual


                                    Page A-2
maintenance during the applicable quarter, to be submitted with the quarterly sales report as described in Section 6.2 of the Agreement.

6. TRAINING. The fees for Verity's standard basic 4-day TDK training classes, for one (1) Licensee employee, on indexing and retrieving, and TDK gateways and customization, are included in the Run-time Licensee Fee. All additional training shall be available at Verity's then-current training rates.

FAILURE OF LICENSEE TO TAKE AN INITIAL TRAINING COURSE WITHIN NINETY (90) DAYS OF THE EFFECTIVE DATE MAY BE GROUNDS FOR TERMINATION OF THIS AGREEMENT

7. DOCUMENTATION. Verity shall provide one (1) printed and one (1) electronic copy of the applicable user documentation with each copy of Development Software. Additional copies are available to Licensee at $65.00 each.

8. PRICE LIST. Verity reserves the right to withdraw or change the availability of the Software from its then-current product availability and price list at any time.

11. ON-SITE INTEGRATION SERVICES. 4 days of basic on-site integration services by Verity are included in the License Fee.


                                    Page A-3

VERITY CORPORATION

OEM Agreement
--------------------------------------------------------------------------------

                                    EXHIBIT B
                      SOFTWARE SUPPORT TERMS AND CONDITIONS

For all Licensees who purchase Maintenance Services, Verity provides support in the form of Error Corrections, Software Updates, and Hotline Telephone Support. For Software which is supported, Maintenance Services are provided only for the current release and the most recent previous release of the Software.

The initial effective date of Maintenance Services is the date Software is shipped from Verity's facility.

DESCRIPTION OF SERVICES PROVIDED DURING A MAINTENANCE PERIOD

      A) Error Corrections. Verity shall exercise commercially reasonable efforts to correct any error reported by the Licensee in the current unmodified release of the Software in accordance with the priority level reasonably assigned to such error by Verity. If a reported error has caused the Software to be inoperable, or the Licensee's notice to Verity states that the reported error is substantial and material with respect to the Licensee's use of the product, Verity shall, as expeditiously as possible, use its reasonable commercial efforts to correct such error or to provide a software patch or bypass around such error. The Licensee acknowledges that all reported errors may not be corrected.

      B) Software Updates. Verity provides, at no additional cost, one (1) copy of all published revisions to the printed documentation and one (1) copy of, or authorization to copy, new releases of the products, which are not designated by Verity as new products for which it charges a separate fee.

      C) Telephone Hotline Support. Verity provides telephone assistance to all Licensees who have purchased Maintenance Services. Verity Support personnel are available to answer questions related to Verity's supported products and how they perform with compatible hardware systems. Assistance in the development of custom applications for Verity's products is not included in standard hotline support. If Licensees wish to acquire such support, it is available through Verity's Consulting group at the then-current consulting rates.

PRIORITY LEVELS OF ERRORS

In the performance of Maintenance Services, Verity applies priority ratings to problems reported by Licensees.

      A)    Priority I Errors.

            Description: Program errors that prevent some function or process from substantially meeting the functional specification and which seriously affect the overall performance of the function or process and no work-around is known.

            Verity Response: Verity shall promptly initiate the following procedures: (1) assign senior Verity engineers to correct the error;
            (2) notify senior Verity Management that such errors have been reported and that steps are being taken to correct the error; (3) provide Licensee with periodic reports on the status of corrections;
            (4) commence work to provide Licensee with a work-around until final solution is available; (5) provide final solution to Licensee as soon as it is available.

      B)    Priority II Errors.

            Description: Program errors that prevent some function or process from meeting functional specification, but has a reasonable work-around.


                                    Page B-1

            Verity Response: Verity shall provide a work-around to the Licensee and shall exercise commercially reasonable efforts to include the fix for the error in the next software maintenance release.

      C)    Priority III Errors.

            Description: Program errors that prevent some portion of a function from meeting functional specification but do not seriously affect the overall performance of the function.

            Verity Response: Verity may include the fix for the error in the next major release of the Software.


                                    Page B-2

VERITY CORPORATION

OEM Agreement
--------------------------------------------------------------------------------

                                    EXHIBIT C
                       OEM APPLICATION PACKAGE DESCRIPTION


Names of Application programs which Licensee will be sublicensing under the Agreement & short description:

1A)      (embedding TDK Basic Engine):  SupportExpress
     --  helpdesk and customer support application

1B)      (embedding TDK Basic Engine):  Helplink
     --  end user trouble ticketing system

2)       (embedding TDK Advanced Engine): Express Link Advanced Server
     --  add-on to SupportExpress to enhance support functions in SupportExpress

3) (embedding Topic Enterprise Server): Express Link Enterprise Server -- add-on to SupportExpress to add enterprise functionality to
         SupportExpress


Modules:    speedsearch; bridge


Platforms:  Windows 3.x, 95, NT and Netware


                                    Page C-1

VERITY, Inc.                                                      CONFIDENTIAL

OEM Agreement
--------------------------------------------------------------------------------

                                    EXHIBIT D
                          VERITY DATA ACCESS STANDARDS

1.    QUERY LANGUAGE OPERATORS AND SYNTAX

Query capability enhancements may be created by Verity which rely upon queries containing Verity Query Language operators and syntax not normally used by the Application or for functionality not licensed by Licensee.

The Application will not trap, require modification, or otherwise restrict access to the full Verity Query Language, including all operators and syntax formats. The Verity Query Language is described in the Verity Developer Kit API Reference Guide, Appendix A: Verity Query Language.

2.    TDK GATEWAYS

If Licensee implements a TDK Gateway for use in the Application, Licensee will provide Verity with an executable form of the TDK Gateway prior to the first Application release which uses the TDK Gateway and updates thereto for prior to each subsequent commercial release of the TDK Gateway. Licensee grants Verity, at no fee and free of royalties, the unrestricted, perpetual right to modify, incorporate, reproduce and redistribute the TDK Gateway within Verity software. TDK Gateway usage is described in the Verity Developer Kit Configuration Options Guide, Chapters 5-8.

As used in this Agreement, TDK Gateway means code generated by the Licensee which is used to read in documents or data which is received from sources in a format not supported natively by the Verity engine. If such documents or data is delivered from a DBMS, a feed, or other source that is not natively understood by the Verity engine, a gateway must be written to index that data. In some cases, the gateway is also required to retrieve the document for viewing.

3.    CALLBACKS

A TDK Gateway includes functions which meet the specification for VGW Callbacks required by a Table of Stream Gateway, as well as any Application functions invoked by the VGW Callback functions.

The VGW Callbacks for a Table Gateway are:

      VgwSessionNewCBFnc
      VgwSessionFreeCBFnc
      VgwTableNewCBFnc
      VgwTableFreeCBFnc
      VgwTableGetInfoCBFnc
      VgwTableGetInfoFreeCBFnc
      VgwTableReadCBFnc
      VgwTableReadFreeCBFnc
      VgwTableExistCBFnc
      VgwTableUpdateCBFnc
      VgwTableDeleteCBFnc

The VGW Callbacks for a Stream Gateway are:

      VgwSessionNewCBFnc
      VgwSessionFreeCBFnc
      VgwStreamNewCBFnc
      VgwStreamFreeCBFnc
      VgwStreamReadCBFnc


                                    Page D-1

                    FIRST ADDENDUM TO TOPIC(R) OEM AGREEMENT between Verity, Inc. ("Verity") and SalesLogix Corporation ("Licensee")


This First Addendum ("First Addendum") amends and supplements the OEM Agreement dated May 29, 1996 between Verity and SalesLogix Corporation, assignee of Opis Corporation ("OEM Agreement"). Verity and Licensee agree that this First Addendum is attached and made a part of the OEM Agreement and unless otherwise defined, capitalized terms in the First Addendum shall have the same meaning as in the OEM Agreement.

A. Section 3 of the OEM Agreement labeled "Term" shall be deleted and replaced in its entirety with the following:

      This Agreement shall remain in effect until May 29, 2000, unless terminated earlier in accordance with Section 14. The Agreement will renew automatically for successive one (1) year terms unless written notice of termination is received by either party at least one hundred and eighty
      (180) days prior to the end of the then-current initial term or renewal term.

B. Section 2 of Exhibit A of the OEM Agreement labeled "Limited Internal Use Licenses" is amended to include the following:

        Product                                                                 Development Software
        -------                                                                 --------------------
Fee
---
        One (1) copy of Verity Linguistic CD (Advanced Search) on NT Platform            US$0.00
        One (1) copy of Verity Key View Viewing SDK on NT Platform                       US$4,995

      Advanced Search. The functionality of Advanced Search includes clustering, summarization and query by example.

      Upon the execution of this Addendum, Licensee shall pay to Verity the amount of US$4995 for the Verity products stated above.

C. Section 3 of Exhibit A of the OEM Agreement labeled "Sublicense Fee" shall be deleted in its entirety and replaced with the following:

      Prepaid Sublicense Fees. Upon the execution of this Addendum, Licensee shall pay to Verity a nonrefundable Sublicense Fee prepayment of $65,000 ("Prepaid Sublicense Fees") against which Sublicense Fees (defined below) subsequently incurred, due and owing to Verity shall apply until such prepaid sublicense fee amount is exhausted. Upon termination or expiration of this Agreement for any reason, all unrecouped Prepaid Sublicense Fees paid to Verity shall be nonrefundable and nonrecoupable.

      Sublicense Fees. The Sublicense Fee for distribution of the Applications which is used internally by Licensee or any Reseller or distributed to End Users shall be as follows:

      Application                            Sublicense Fee
      -----------                            --------------
      SalesLogix (Basic Search)              US$6.00 per User
      SupportLogix (Basic Search)            3% of Net Revenues
                                             Subject to a US$10.00 per
                                             User minimum
           Options to SupportLogix*
           ------------------------
           Bundled with Web Self Help        additional 1% of Net Revenues
           Application                       Subject to a US$3.00 per
                                             User Minimum
           Bundled with Advanced Search      additional 1% of Net Revenues
                                             Subject to a US$3.00 per
                                             User Minimum
           Bundled with KeyView Viewing      additional 2% of Net Revenues
                                             Subject to a US$6.00 per
                                             User Minimum

      Web Self Help (as an additional and
      separate module)
           With Basic Search only*           3% of such module Net Revenues
           With Advanced Search*             4% of such module Net Revenues
           With KeyView Viewing*             additional 2% to the Basic Search
                                             or Advanced Search as Applicable

* The above stated Sublicense Fees shall apply only in the event the Run-Time Software is included in such application.

      "User" means an individual authorized by the licensee of the Application to use or access the functionality of the Application, regardless of whether the individual is actually using or accessing the Application at any given time.

      "Net Revenues" means gross revenues accrued and/or paid to Licensee, less applicable taxes, shipping and handling charges related to distribution or licensing of the Application.

D. That portion of Exhibit A of the OEM Agreement labeled "Evaluation Copies" shall be deleted and replaced in its entirety with the following:

"Notwithstanding Paragraph 2 above, Verity grants Licensee the right to provide evaluation copies of the Application incorporating the Run-Time Software ("Evaluation Copies") to End Users. Each Evaluation Copy shall be limited to an evaluation period of sixty (60) days from receipt by the End User, after which such Evaluation Copy shall be automatically disabled by means of a time bomb expiration mechanism. The End User shall be authorized to use the Evaluation Copy solely for evaluating its applicability to its requirements and shall not be for any commercial or private benefit use. Licensee may provide Evaluation Copies only to End Users who have agreed to a written evaluation agreement (either a signed agreement or in shrinkwrap form where an affirmative act of consent is required) substantially similar to Verity's standard evaluation agreement, a copy of which will be provided to Licensee upon request.

E. Section 4 of Exhibit A of the OEM Agreement labeled "Internal Support" shall be amended to include the following:

      The annual fee for internal support for each copy of the Software used by Licensee shall be $1,495.00 per annum. Upon execution of this Addendum, Licensee shall pay to Verity the amount of US$1,495 as first year internal support fee for the Verity products stated in Paragraph B of this Addendum, above.

F. Exhibit A of the OEM Agreement is amended to include the following paragraph regarding Consulting Services.

      CONSULTING. The fees for any consulting services provided by Verity to Licensee shall be paid in addition to any consideration paid pursuant to this Agreement. During the initial term of the Agreement, all consulting shall be done at the rate not to exceed Two Thousand Dollars (US$2,000.00) per day plus travel and living expenses.

G. Exhibit C of the Agreement is hereby deleted and replaced in its entirety with the following:

                                    EXHIBIT C
                                 OEM APPLICATION

Description of Application(s):

The Application shall consist solely of: (i) Licensee's software application program developed for and/or by Licensee and in existence as of the Effective Date, currently known as "SALESLOGIX", together with substantially similar versions of such Application as enhanced to include upgrades, updates, bug fixes and other error corrections made from time to time; (ii) Licensee's software application program developed for and/or by Licensee and in existence as of the Effective Date, currently known as "SUPPORTLOGIX", together with substantially similar versions of such Application as enhanced to include upgrades, updates, bug fixes and other error corrections made from time to time; and (iii) Licensee's software application program developed for and/or by Licensee and in existence as of the Effective Date, currently known as "WEB SELF HELP", together with substantially similar versions of such Application as enhanced to include upgrades, updates, bug fixes and other error corrections made from time to time.

SALESLOGIX APPLICATION shall be limited to the Basic Search functionality.

Search is designed for files external to the SalesLogix database and blobs and the memo field in the SalesLogix database. In the event of changes to the stated search limitation, the parties shall negotiate a royalty structure in good faith.

SUPPORTLOGIX APPLICATION shall include Advanced Search, KeyView viewing and External Web Self Help functionality.

G. ENTIRE AGREEMENT. The OEM Agreement together with the Exhibits, and this First Addendum replaces and supersedes all other agreements, written or oral with respect to its subject matter. Except as expressly amended and supplemented hereby, the OEM Agreement remains in full force and effect. In the event of any conflict between the terms of this First Addendum and the terms of the OEM Agreement, the terms of this First Addendum shall prevail.

The foregoing is agreed to be effective as of the last execution date below ("Addendum Effective Date").

VERITY, INC.                             SALESLOGIX CORPORATION


By: /s/ J. E. Ticehurst                  By: /s/  Jim Valenzuela
    ------------------------------           ---------------------------------

Name:  J. E. TICEHURST                   Name:  Mr. Jim Valenzuela
     -----------------------------            --------------------------------

Title  Vice President Administration &   Title  Vice President - Finance
       Controller                              -------------------------------
       --------------------------

Date: August 28, 1998                    Date:  August 28, 1998
      ----------------------------            --------------------------------